UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 6, 2006

AF Financial Group

(Exact name of registrant as specified in its charter)

Federally Chartered	0-24479	56-2098545
State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 East Ashe Street

West Jefferson, North Carolina 28694

(Address of principal executive offices)

Registrant’s telephone number, including area code: (336) 246-4344

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On November 6, 2006, the Board of Directors of AF Financial Group (“the Company”) announced the appointment of Karen Pennell Powell to fill a vacancy on the Board of Directors. Ms. Powell was appointed for a one-year term and will serve on the Board until the 2007 annual meeting of shareholders.

It is expected that Ms. Powell will serve on the compensation committee of the Board. Ms. Powell will participate in the amended and restated Retirement Plan for Board Members of AF Bank, the wholly-owned subsidiary of the Company. The Plan provides retirement benefits to outside directors beginning on his or her termination of Board service on or after age 65. The benefit amount will equal the annual rate of retainer paid to outside directors at the time of his or her retirement, multiplied by a fraction, the numerator of which is the number of years of service not in excess of ten years and the denominator of which is ten. The Plan was filed in a Form 8-K dated October 24, 2005.

Ms. Powell currently serves as Public Relations Manager at SkyLine Membership Corporation in West Jefferson, North Carolina. Prior to joining SkyLine in 1990, Ms. Powell served in various collegiate administrative roles, most recently as Associate Director of Development and Alumni Affairs at Lees-McRae College in Banner Elk, North Carolina.

Ms. Powell holds an Associate of Arts from Lees-McRae College and a Bachelor of Arts in Journalism from the University of North Carolina in Chapel Hill, North Carolina.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AF FINANCIAL GROUP

Date: November 7, 2006	By:	/s/ Melanie Paisley Miller
Melanie Paisley Miller, Chief Financial Officer